Exhibit A(3)(b)

Fidelity Systematic Investment Plans
(Destiny)
___________________________________________

Selling Dealer Agreement

FIDELITY SYSTEMATIC INVESTMENT PLANS
SELLING DEALER AGREEMENT
____________________________________________________________________

Dear Prospective Destiny Dealer:

 As sponsor and principal underwriter, we invite you to join a Selling Group to distribute Fidelity Systematic Investment Plans, a registered unit investment trust consisting of the multiple periodic payment plans (each a "Plan and, collectively, the "Plans") listed on Schedule A attached to this Agreement, in accordance with the following terms and conditions. The Plans accumulate shares of Fidelity Destiny Portfolios, a registered investment company consisting of the multiple series portfolios (each a "Fund" and, collectively, the "Funds") issuing the multiple share classes (each a "Class" and collectively the "Classes") listed on Schedule A attached to this Agreement. We may periodically change the list of Plans, Funds or Classes covered by this Agreement by giving you written notice of the change.

1. Certain Defined Terms. As used in this Agreement, the term "Prospectus" means the applicable Plan's prospectus and the applicable Fund's prospectus and related statement of additional information, whether in paper format or electronic format, included in the Plan's or the Fund's then currently effective registration statement (or post-effective amendment thereto), and any information that we, the Plans or the Funds may issue to you as a supplement to such Prospectuses (a "sticker"), all as filed with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933, as amended.

2. Distribution of Plans to Customers.

  (a) In all sales of Fund shares to the public through the Plans, you shall act as a dealer for your own account or as agent for your customers, and in no transaction shall you have any authority to act or hold yourself out as agent for us, the Plans, the Funds, or any other member of the Selling Group. Nothing in this Agreement shall cause you to be our partner, employee, or agent, or give you authority to act for us or for any Plan or Fund. Neither we, the Plans, nor the Funds shall be liable for any of your acts or obligations as a dealer under this Agreement.

  (b) All purchases of Fund shares through the Plans shall be governed by the terms and conditions set forth in the Plans' and the Funds' current Prospectus. Plans shall be offered and sold in such face-amount denominations and periodic investment amounts as we shall from time to time determine and as is set forth in the Plans' Prospectus. If your customer qualifies for a reduced sales charge pursuant to a special purchase plan (for example, a quantity discount or right of accumulation) as described in the Prospectus, you agree to offer and sell shares of the Plans to your customer at the applicable reduced sales charge. We reserve the right in our sole discretion, with 30 days' written notice, to suspend, restrict, alter or modify in any way the sale of any of the Plans or to withdraw the offering of the Plans entirely.

  (c) All applications for the Plans shall be made on application forms supplied or approved by us. All investments collected shall be remitted in full, without deduction of any Creation and Sales Charge, sales load or discounts on the sale of Plans ("Commissions") in accordance with the procedures set forth in the Prospectus and any instructions that we may from time to time issue to you.

  (d) You will accept Plan applications only from persons who, to the best of your knowledge and belief, can and will complete all investments specified in the person's application. If any Planholder becomes delinquent in making the scheduled investments, it shall be your responsibility to contact the Planholder for the purpose of reinstating the investment schedule. You agree to maintain a persistency rate, as defined in Schedule C attached to this Agreement ("Persistency Rate"), of not less than 75%. If your Persistency Rate falls below 75% for a twelve-month period, we reserve the right to terminate this Agreement.

  (e) We reserve the right in our sole discretion to reject any Plan application and return any investment made in connection therewith.
We reserve the right in our sole discretion to give any Planholder the privilege of canceling their Plan in accordance with any rights described in the Prospectus effective at the time of purchase of the Plan. We reserve the right to refund all or part of any investment or investments made by any Planholder in the event that we, in our sole discretion, believe that the solicitation and/or sale associated therewith was effected in violation of any applicable State or Federal law or rule or regulation of the National Association of Securities Dealers, Inc. ("NASD"). To the extent that any such refund or refunds are made, you shall not be entitled to any Commissions or 12b-1 Payments (as defined below) and, if such Commissions or 12b-1 Payments have been paid, you shall promptly refund them to us, or we may, at our option, deduct them from the Commission Reserve Account provided for in Paragraph 3(d) or charge those Commissions and 12b-1 Payments against future Commissions and 12b-1 Payments receivable by you. To this end you hereby grant us a lien on any such Commissions and 12b-1 Payments.

  (f) Certificates evidencing shares of the Plans and the Funds are not available. Any transaction in shares of the Plans will be effected and evidenced by book-entry on the records maintained by the Plans' custodian (the "Plan Custodian"), and any transaction in shares of the Funds will be effected and evidenced by book-entry on the records maintained by the Funds' transfer agent (the "Fund Transfer Agent").
A confirmation statement evidencing transactions in shares of the Funds will be transmitted to you.

  (g) You may designate the Plan Custodian to execute your customers' transactions in shares of the Plans, and the Fund Transfer Agent to execute your customers' transactions in shares of the Funds, in accordance with the terms of any account, program, plan, or service established or used by your customers, and to confirm each transaction to your customers on your behalf. At the time of the transaction, you guarantee the legal capacity of your customers and any co-owners of such shares so transacting in such shares.

3. Compensation.

  (a) On all approved sales of Plans made by you, we shall pay you Commissions in accordance with the terms of this Agreement and Schedule B attached hereto. Upon written notice to you, we or any Plan or Fund may change or discontinue any schedule of Commissions or issue a new schedule. Your rights to Commissions on Plans sold during the term of this Agreement shall survive termination of this Agreement only as outlined in Paragraph 3(f) below.

 (b) If a Class has adopted a 12b-1 plan under the Investment Company Act of 1940 (a "12b-1 Plan"), we may make distribution or service payments to you under the 12b-1 Plan ("12b-1 Payments"). If a Class does not have a currently effective 12b-1 Plan, we, or an affiliate of ours, may make distribution or service payments to you from our or its own funds. Any 12b-1 Payments will be made in the amount and manner set forth in the applicable Prospectus, 12b-1 Plan and Schedule B then in effect. Upon written notice to you, we or any Class may change or discontinue any schedule of 12b-1 Payments, or issue a new schedule. A schedule of 12b-1 Payments will be in effect with respect to a Class that has a 12b-1 Plan only so long as that Class' 12b-1 Plan remains in effect.

  (c) After the effective date of any change in or discontinuance of any Commission or 12b-1 Payment schedule, or the termination of a 12b-1 Plan, any Commission or 12b-1 Payments will be allowable or payable to you only in accordance with such change, discontinuance, or termination, provided that no such changes shall affect amounts payable to you as Commissions on a Plan accepted by us prior to such change. You agree that you will have no claim against us, or any Fund by virtue of any such change, discontinuance, or termination. In the event of any overpayment by us of any Commission or 12b-1 Payment, you will remit such overpayment.

  (d) In the event a Planholder exercises the right under Section 27 of the Investment Company Act of 1940, as amended, to surrender the Plan within the first 18 months following its issuance, and to receive the value of the account plus an amount equal to that part of the excess paid for Commissions which exceeds 15% of the gross investment made for that Plan, you shall promptly refund to us that part of the excess paid for Commissions which exceeds 15% of the gross investment made for that Plan, or we may, at our option, charge that amount against future Commissions or 12b-1 Payments receivable by you. To this end you hereby grant us a lien on any such Commissions or 12b-1 Payments. To assure us that you will have sufficient assets to make such repayment, we shall establish and maintain for the duration of this Agreement a Commission Reserve Account in your name to which shall be credited 10% of the Commissions and 12b-1 Payments due and payable to you, and we shall retain such portion of those Commissions and 12b-1 Payments, up to a maximum of $5,000, as a reserve from which any claims for refunds with respect to Plans sold by you can be paid in the event that you shall fail to honor any request of ours for such repayment. No interest shall accrue or be paid on the monies held in any Commission Reserve Account. We shall have the right in our sole discretion to reduce or waive such reserve requirements on the basis of your refund experience, level of business or any other circumstances that we may deem relevant.

  (e) After the expiration of 18 months from the date on which a Plan has been issued, if any investment on a Plan is due, and no investment has been made by the Planholder for 6 months, we reserve the right to revert the Plan account back to us for collection, and in such event no further Commissions or 12b-1 Payments with respect to such account shall be due or payable to you.

  (f) Your Commissions and 12b-1 Payments shall vest, subject to the limitations set forth in Paragraph 2(e) and this Section 3, as follows:

  (i) Commissions and 12b-1 Payments will be paid to you so long as this Agreement remains in force and effect and you continue membership in the NASD.

  (ii) In the event this Agreement is terminated by its terms or otherwise, we reserve the right to assign Plan accounts as to which you are the Dealer of record and the right to receive Commissions or 12b-1 Payments with respect to such Plan accounts to one of our active dealers.

  (iii) If you should voluntarily terminate your membership in the NASD, we reserve the right to assign Plan accounts as to which you are the Dealer of record and the right to receive Commissions or 12b-1 Payments with respect to such Plan accounts to one of our active dealers. Nevertheless, we may, in our sole discretion, pay you Commissions or 12b-1 Payments on Plan investments made with respect to such Plan accounts subsequent to such voluntary termination.

  (iv) In the event your membership in the NASD is discontinued or suspended because of disciplinary proceedings by the NASD, the Securities and Exchange Commission, or other regulatory bodies, we reserve the right to assign Plan accounts as to which you are the Dealer of record and the right to receive Commissions or 12b-1 Payments with respect to such Plan accounts to one of our active dealers. If we do not assign Plan accounts as to which you are the Dealer of record and the right to receive Commissions or 12b-1 Payments with respect to such Plan accounts to one of our active dealers, no Commissions or 12b-1 Payments will be paid to you on any Planholder's investments received during the period of a suspension or after the effective date of an expulsion or revocation of a membership; provided, however, that in the event your NASD membership is thereafter reinstated in good standing, or if such disciplinary action by another regulatory body is thereafter terminated by same, payment of such Commissions or 12b-1 Payments to you shall then resume, without any retroactive payments, if such payment is allowable under applicable laws, rules or regulations.

  (v) Subject to the foregoing, if you otherwise comply with all of the terms of this Agreement you are under no obligation to transfer Plans or Commissions or 12b-1 Payments earned on Plans sold by you to another dealer firm. If you choose to release Plans sold by you and subsequent Commissions and 12b-1 Payments to another firm, you must complete and sign an Assignment of Amounts Due form and return it to the Plan Custodian.

4. Information Regarding the Plans and the Funds.

  (a) You agree to deliver or cause to be delivered to each customer, at or prior to the time of any purchase of shares, a copy of the then current Prospectus (including any stickers thereto), unless such Prospectus has already been delivered to the customer, and to each customer who so requests, a copy of the then current statement of additional information (including any stickers thereto). Upon your request, we will furnish you with a reasonable number of copies of the Plan's and the Fund's current Prospectuses or statements of additional information (including any stickers thereto).

  (b) No person is authorized or permitted to give any information or make any representations concerning the Plans or the Funds other than those that are contained in the current Prospectus, any sticker to such Prospectus, unless approved by us in writing for use in connection with the Prospectus. In buying shares of the Plans from us under this Agreement, you will rely only on the representations contained in the Prospectus.

  (c) Any printed or electronic information that we furnish you (other than the Plans' and the Funds' Prospectuses and periodic reports) is our sole responsibility and not the responsibility of the respective Plans or Funds. You agree that neither the Plans nor the Funds will have any liability or responsibility to you with respect to any such printed or electronic information. We, or the respective Plans or Funds, will bear the expense of qualifying its shares under the state securities laws.

  (d) You may not use any sales literature or advertising material, including material disseminated through radio, television, or other electronic media, concerning "Fidelity," "Destiny," the Plans or the Funds, other than the printed or electronic information referred to in paragraph (c) above, in connection with the offer or sale of Fund shares through the Plans without obtaining our prior written approval. You may not distribute or make available to investors any information that we furnish you marked "FOR DEALER USE ONLY" or that otherwise indicates that it is confidential or not intended to be distributed to investors.

5. Status as a Registered Broker/Dealer.

  (a) You represent that you are and will remain (i) registered as a broker/dealer under the 1934 Act, (ii) qualified to act as a broker/dealer in the states where you transact business, and (iii) a member in good standing of the NASD. You agree to maintain your broker/dealer registration and qualifications and your NASD membership in good standing throughout the term of this Agreement.

  (b) You represent and agree to abide by all NASD rules and regulations, including its Rules of Fair Practice. Reference is hereby specifically made to Rule 2830 of the rules of Fair Practice of the NASD, which is incorporated herein as if set forth in full. Any breach of Rule 2830 will immediately and automatically terminate this Agreement. You further agree to comply with all applicable State and Federal laws and rules and regulations of regulatory agencies having jurisdiction. You will not offer Plans for sale unless such Plans are duly registered under applicable State and Federal statutes and the rules and regulations thereunder.

  (c) In the event that (i) an application for a protective decree under the provisions of the Securities Investor Protection Act of 1970 is filed against you, (ii) you file a petition in bankruptcy or a petition seeking similar relief under any bankruptcy, insolvency, or similar law, or a proceeding is commenced against you seeking such relief, (iii) you are found by the SEC, the NASD, or any other federal or state regulatory agency or authority to have violated any applicable federal or state law, rule or regulation arising out of your activities as a broker/dealer or in connection with this Agreement, or (iv) you cease to be a member in good standing of the NASD, this Agreement will terminate effective immediately upon our giving notice of termination to you. You agree to notify us promptly and to immediately suspend sales of shares of the Plans in the event of any such filing or violation, or in the event that you cease to be a member in good standing of the NASD.

6. Customers Lists. We hereby agree that we shall not use any list of your customers which may be obtained in connection with this Agreement for the purpose of solicitation of any product or service without your express written consent. However, nothing in this paragraph or otherwise shall be deemed to prohibit or restrict us or our affiliates in any way from solicitations of any product or service directed at, without limitation, the general public, any segment thereof, or any specific individual, provided such solicitation is not based upon such list.

7. Indemnification.

(a) We will indemnify and hold you harmless from any claim, demand, loss, expense, or cause of action resulting from the misconduct or negligence, as measured by industry standards, of us, our agents and employees, in carrying out our obligations under this Agreement. Such indemnification will survive the termination of this Agreement.

(b) You will indemnify and hold us harmless from any claim, demand, loss, expense, or cause of action resulting from the misconduct or negligence, as measured by industry standards, of you, your agents and employees, in carrying out your obligations under this Agreement. Such indemnification will survive the termination of this Agreement.

8. Arbitration. In the event of a dispute, such dispute will be settled by arbitration before arbitrators sitting in Boston, Massachusetts, in accordance with the NASD's Code of Arbitration Procedure in effect at the time of the dispute. The arbitrators will act by majority decision and their award may allocate attorneys' fees and arbitration costs between us. Their award will be final and binding between us, and such award may be entered as a judgment in any court of competent jurisdiction.

9. Term and Termination.

  (a) This Agreement, with respect to any 12b-1 Plan, will continue in effect for one year from its effective date, and thereafter will continue automatically for successive annual periods; provided, however, that such continuance is subject to termination at any time without penalty if a majority of a Fund's Trustees who are not interested persons of the Fund (as defined in the Investment Company Act of 1940), or a majority of the outstanding shares of the Fund, vote to terminate or not to continue the 12b-1 Plan.

  (b) This Agreement, other than with respect to a 12b-1 Plan, will continue in effect from year to year after its effective date, unless terminated as provided below:

(i) Either party to this Agreement may terminate the Agreement without cause by giving the other party at least thirty (30) days' written notice of its intention to terminate.

(ii) This Agreement may be terminated in accordance with the provisions of paragraphs 2(d), 5(c) or 10(a) hereof.

  (c) Your or our failure to terminate this Agreement for a particular cause will not constitute a waiver of the right to terminate this Agreement at a later date for the same or another cause. The Termination of this Agreement with respect to any one Plan or Fund will not cause its termination with respect to any other Plan or Fund.

10. Assignment and Amendment.

a) This Agreement or any money due or to become due under this Agreement shall not be assigned by you without prior written approval by us. Any request for an assignment shall be on a form approved by us, which may be obtained from the Plan Custodian. Absent our prior written approval, this Agreement will terminate automatically in the event of its assignment (as defined in the Investment Company Act of 1940).

b) We may amend any provision of the Agreement by giving you written notice of the amendment.

11. Notices. All notices required or permitted to be given under this Agreement shall be given in writing and delivered by personal delivery, by postage prepaid mail, or by facsimile machine or a similar means of same day delivery with a confirming copy by mail. All notices to us shall be given or sent to us at our offices located at 82 Devonshire Street, Boston, Massachusetts 02109, Attention: Destiny
- Broker Dealer Services Group. All notices to you shall be given or sent to you at the address specified by you below. Each of us may change the address to which notices shall be sent by giving notice to the other party in accordance with this paragraph.

12. Miscellaneous.

 (a) The singular shall include the plural, and vice-versa. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions of this Agreement or otherwise affect their construction or effect.

 (b) This Agreement, as it may be amended from time to time, shall become effective as of the date when it is accepted and dated below by us. This Agreement is to be construed in accordance with the laws of the Commonwealth of Massachusetts. This Agreement supersedes and cancels any prior agreement between us, whether oral or written, relating to the sale of shares of the Plans or any other subject covered by this Agreement.

Very truly yours,
Fidelity Distributors Corporation
82 Devonshire St.
Boston, Massachusetts  02109

By:________________________

The undersigned hereby accepts your invitation to become a member of the Selling Group referred to herein and agrees to abide by all the foregoing terms and conditions.

Dated as of______________, ____.

Firm:_____________________

Address:__________________
        __________________

By:_______________________
   (Authorized Signature)

   _______________________
   (Printed Signature)

Title:____________________

SCHEDULE A

LIST OF THE SEPARATE SERIES OF FIDELITY SYSTEMATIC INVESTMENT PLANS

Fidelity Destiny Plans I: Original
Fidelity Destiny Plans I: New
Fidelity Destiny Plans II: Original
Fidelity Destiny Plans II: New

LIST OF THE SEPARATE SERIES AND CLASSES OF FIDELITY DESTINY PORTFOLIOS

Fidelity Destiny Portfolios I: Class O
Fidelity Destiny Portfolios I: Class N
Fidelity Destiny Portfolios II: Class O
Fidelity Destiny Portfolios II: Class N

SCHEDULE B
DEALER COMMISSION AND 12B-1 PAYMENT SCHEDULE

This Schedule B sets forth the Commissions and 12b-1 Payments payable to the selling dealer pursuant to Section 3 of the Selling Dealer Agreement between the selling dealer and Fidelity Distributors Corporation ("FDC"). Capitalized terms not otherwise defined herein shall have the meanings specified in the Selling Dealer Agreement.

As nearly as practicable, Commission and 12b-1 Payments due you will be paid monthly as they are received by FDC from the Plan Custodian or the Funds' Custodian, as the case may be.

 a.  Commissions

The production levels for Commission payments outlined in this Schedule B that you qualify for shall be determined by the reference to the aggregate face amount of the Plans sold by you in the previous calendar year. All Commissions and 12b-1 Payments shall be paid at the highest rate for which you qualify. The qualification criteria for the various production levels can be expected to be amended from time to time.

PRODUCTION CALENDAR YEAR          PERCENTAGE OF COMMISSIONS PAID TO DEALER
LEVEL      FACE AMOUNT            FIRST TWELVE INVESTMENTS   SUBSEQUENT INVESTMENTS
                                        All Plans  Original Plans  New Plans
I          Up to $2,000,000             80.0%      41.7%           n/a
II         $2,000,001 to $30,000,000    85.0       50.0            n/a
III        $30,000,001 to $182,000,000  89.4       60.0            n/a
IV         $182,000,001 and above       92.4       92.4            n/a

 b.  12b-1 Payments

For Plans that invest in Classes of the Funds with a 12b-1 fee:

 (i) You agree to cooperate as requested with programs that the Plans, the Funds, FDC or their affiliates provide to enhance service provided to Planholders (i.e. shareholders who own Fund shares directly or indirectly through the Plans) and to take an active role in providing such shareholder services, including, but not limited to providing certain information and assistance with respect to Planholder accounts, responding to Planholder inquiries or advising us of such inquiries where appropriate.

 (ii) You agree to assign an active registered representative to each Planholder account on your and our records and to reassign accounts when registered representatives leave your firm. You also agree to instruct your representatives to maintain regular contact with Planholders whose Plan accounts are assigned to them. With respect to Planholder accounts which are held in nominee or "street" name, you agree to provide such documentation and verification that active representatives are assigned to all such Planholder accounts as FDC may require from time to time.

 (iii) Subject to the terms and conditions set forth in the Fund's Prospectus and applicable 12b-1 Plan, and further subject to your maintaining satisfactory service to Planholders under the above paragraphs (i) and (ii), as determined in FDC's sole discretion, you will be entitled to an annual service fee of up to 0.25% of the assets of your clients in accounts of the Plans and the Funds, provided, such assets have been in such accounts for a minimum of twelve months. Service fees will not be paid on clients' assets resulting from Plan investments subject to Creation and Sales Charges, even if such payments have been accelerated, until the assets resulting from each investment have been in the Plan account for twelve months. Assets in employer-sponsored retirement plans for the benefit of your employees or affiliates are not eligible for service fees, nor are accounts not assigned to an active registered representative.

 (iv) FDC, in its sole discretion, reserves the right to withhold making 12b-1 Payments to you in respect of any assets invested in a Class during such time as the aggregate "Custodian Fees" and annual "Service Charges" payable by FDC to the Plan Custodian on behalf of the shareholders of such Class exceed the transfer agent fees payable in respect of such Class to the Fund's Transfer Agent.

SCHEDULE C

PERSISTENCY RATE

Your Persistency Rate is defined as:

(1) (a) the total number of plans you have opened within the last 60 months, but not within the past 12 months

    (b)  less the number of accounts

         (i) closed pursuant to a refund or cancellation privilege,

         (ii) closed without reaching the face amount of the Plan,

         (iii) closed as a result of a face change or transfer of account registration, and

         (iv) that are not current, divided by

(2) (a) the total number of plans you have opened within the last 60 months, but not within the past 12 months,

    (b)  less the number of accounts

         (i) closed pursuant to the 45-day refund privilege and

         (ii) closed as a result of a face change or transfer of account registration.

A current account, for purposes of calculating the Persistency Rate, is an open account that:

         (i) is less than 7 regular monthly investments in arrears,

         (ii) for which an investment has been made within the last six months, or

         (iii) for which the Commissions are equal to or less than nine percent of total investments made.


   DESTINY
   FIDELITY INVESTMENTS
   FIDELITY SYSTEMATIC INVESTMENT PLANS
   82 DEVONSHIRE STREET
   BOSTON, MASSACHUSETTS 02109
   NATIONWIDE:  1 800 752-2347
   IN ALASKA OR OVERSEAS (CALL COLLECT): 617 439-0547

   Fidelity Distributors Corporation